ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Common Stock Moving to NASDAQ Under “AXAS”

SAN ANTONIO (July 14, 2008) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that it has received approval to list its common stock on the NASDAQ Global Market under the symbol “AXAS.”

Abraxas has notified the American Stock Exchange (AMEX) of its intention to list on the NASDAQ Global Market and to delist its common stock from the AMEX. Trading on the NASDAQ Global Market is expected to commence on July 25, 2008. Abraxas’ common stock will continue to trade on the AMEX until such date.

“We believe that NASDAQ’s electronic multiple market maker structure will provide us with enhanced visibility and liquidity, while at the same time providing investors with the best prices, the fastest execution and the lowest cost per trade. While we are proud to be a part of The NASDAQ Stock Market, we also want to thank the AMEX for their support, guidance and service over the past eight years”, commented Bob Watson, President and CEO.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations principally in Texas and Wyoming. Abraxas Petroleum Corporation also owns a 47% interest in an upstream master limited partnership, Abraxas Energy Partners, L.P., which entitles Abraxas Petroleum Corporation to receive its proportionate share of cash distributions made by Abraxas Energy Partners, L.P.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/ Vice President - Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com

500 N. Loop 1604 East, Suite 100

San Antonio, Texas 78232

Phone: 210.490.4788 Fax: 210.490.8816